EXHIBIT 10.8

SPARTAN STORES, INC.
2001 ASSOCIATE STOCK PURCHASE PLAN

SECTION 1
PURPOSE OF PLAN

          The purpose of the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan is to encourage Associates of the Company and the Company's Subsidiaries to promote the best interests of the Company and to align the interests of Associates with the Company's shareholders by permitting Eligible Associates to purchase shares of the Company's Common Stock, at a price less than the Market Price of the Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as, an employee stock purchase plan under Section 423 of the Code.

SECTION 2
DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Associate" means an employee of the Company or one of its Subsidiaries.

2.2	"Board" means the Board of Directors of the Company.

2.3

"Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.4	"Committee" means the Compensation Committee of the Board or such other committee as the Board may from time to time designate to administer the Plan.

2.5	"Common Stock" means the Company's common stock, no par value.

2.6	"Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

2.7

"Election Form" means a notice (in a form approved by the Committee) that an Eligible Associate must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Associate's behalf under the Plan.

2.8

Subject to Section 5 below, "Eligible Associates" means all present and future active Associates of the Company and its Subsidiaries, except (a) Associates whose customary employment by the Company or its Subsidiaries is (i) less than 20 hours per week or (ii) not more than five months in any calendar year and (b)

Associates who have been employed by the Company or a Subsidiary for less than one year.

2.9

"Investment Sharebuilder Account" means the account established on behalf of a Participating Associate pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

2.10

"Market Value" as of any Stock Purchase Date means the average, rounded to the nearest whole cent, of the highest and lowest sales prices of the Common Stock reported on the Nasdaq National Market (or such other quotation system or stock exchange on which the Company's Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on the Nasdaq National Market (or such other quotation system or stock exchange). If the Company's Common Stock is not listed on Nasdaq or another quotation system or stock exchange on the Stock Purchase Date in question, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

2.11	"Option Period" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.

2.12	"Participating Associate" means an Eligible Associate who has elected to participate in the Plan in accordance with Section 6.1 below.

2.13	"Payroll Deduction Account" means the account established on behalf of a Participating Associate pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.14

"Permanent Disability" or "Disability" means an inability of a Participating Associate to perform his or her employment duties due to physical or mental disability for a continuous period of one hundred eighty days (180) days or longer and the Participating Associate is eligible for benefits under the Company's long-term disability policy.

2.15	"Plan" means the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.16	"Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participating Associate on a Stock Purchase Date, as determined under Section 8.1 below.

2.17	"Retirement" means the termination of employment as a result of retirement on or after one or more of the retirement dates specified in the Spartan Stores, Inc. Cash Balance Pension Plan.

2.18

"Stock Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.

2.19

"Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

SECTION 3
ADMINISTRATION

          3.1          General. The Committee shall administer the Plan. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Eligible Associates under the Plan an aggregate of 200,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares repurchased by the Company.

          4.2          Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustment shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

SECTION 5
ELIGIBILITY

          Participation in the Plan shall be open only to Eligible Associates. No option rights may be granted under the Plan to any person who is not an Eligible Associate. No Eligible Associate shall be granted option rights under the Plan if such Associate, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

SECTION 6
PARTICIPATION AND WITHDRAWAL

          6.1          Election Form; Changes to Election Form.

          (a)          Participation by any Eligible Associate in the Plan shall be entirely voluntary. Any Eligible Associate may become a Participating Associate by completing and delivering an Election Form to the Company. Such Eligible Associate shall become a Participating Associate as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least ten working days prior to the beginning of the first day of that Option Period. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participating Associate's periodic compensation during the time he or she is a Participating Associate.

          (b)          Payroll deductions shall be made for each Participating Associate in accordance with the Election Form and shall continue until the Participating Associate's participation terminates, the Election Form is modified or the Plan terminates. A Participating Associate may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participating Associate's payroll beginning with the first pay date to occur on or after ten working days after the new Election Form is properly delivered. A Participating Associate may not increase or decrease his or her payroll deductions more than two times during any Option Period.

          6.2          Withdrawal. A Participating Associate may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company no later than ten working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participating Associate, (a) the Participating Associate shall cease to be a Participating Associate, (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned, (c) the amount in the Participating Associate's Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participating Associate and (d) a certificate for the full shares of Common Stock credited to the Participating Associate's Investment Sharebuilder Account shall be promptly forwarded to the Participating Associate. An Eligible Associate who has terminated participation in the Plan shall not be eligible for reinstatement as a Participating Associate for a period of six months after such termination.

          Except as provided in Section 9 below, if a Participating Associate ceases to be an Eligible Associate, (a) no further payroll deductions shall be made on his or her behalf, (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participating Associate and (c) a certificate for the full shares of Common Stock credited to the Participating Associate's Investment Sharebuilder Account shall promptly be forwarded to the Participating Associate.

SECTION 7
PAYROLL DEDUCTIONS

          7.1          Payroll Deduction Account. The Company and its Subsidiaries will maintain a Payroll Deduction Account for each Participating Associate. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participating Associate has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participating Associates through payroll deductions shall be credited to each Participating Associate's Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participating Associate's Payroll Deduction Account, unless the Committee otherwise consents in writing.

          7.2          Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participating Associate in his or her Election Form shall not be less than $10.00 for each pay period or such other amount as the Committee may determine in its sole discretion from time to time. The Committee annually may determine, in its sole discretion, to establish a maximum dollar amount or percentage of compensation that Participating Associates are entitled to authorize for payroll deductions during a calendar year, which limitations shall apply to all Participating Associates during that calendar year. Any such limit established by the Committee shall comply with the requirements of Section 423 of the Code.

SECTION 8
PURCHASE OF COMMON STOCK; INVESTMENT SHAREBUILDER ACCOUNTS

          8.1          Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be 85% of the Market Value of the Common Stock as of that Stock Purchase Date, rounded to the nearest whole cent, or such other price that the Committee may determine in its sole discretion from time to time that is at least 85% of such Market Value.

          8.2          Method of Purchase and Investment Sharebuilder Accounts.

          (a)          Except as otherwise provided herein, each Participating Associate having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of whole shares of Common Stock which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. Options that are not exercised automatically shall expire immediately and in no event shall any option be exercisable beyond the periods specified in Section 423(b)(7) of the Code. No fractional shares shall be issued or purchased under the Plan. Funds not used to purchase whole shares shall remain in the Participating Associate's Payroll Deduction Account for future purchases. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall terminate.

          (b)          All whole shares purchased shall be maintained in separate Investment Sharebuilder Accounts for Participating Associates. Unless the Participating Associate otherwise directs, any cash dividends paid with respect to the whole shares in a Participating Associate's Investment Sharebuilder Account shall be, in the discretion of the Committee, either distributed to the Participating Associate or applied to the Participating Associate's Payroll Deduction Account for the purchase of whole shares, and shares so purchased shall be added to the shares held for a Participating Associate in his or her Investment Sharebuilder Account. Any non-cash dividends paid with respect to the whole shares in a Participating Associate's Investment Sharebuilder Account shall be added to the shares held for a Participating Associate in his or her Investment Sharebuilder Account. Participating Associates will be notified not less than annually as to the amount and status of their Payroll Deduction Accounts and Investment Sharebuilder Accounts.

          8.3          Limitation on Value of Common Stock to be Purchased. A Participating Associate shall not have and may not exercise any option that would permit the Participating Associate's rights to purchase Common Stock under the Plan to accrue at a rate that exceeds $25,000 of the Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

          8.4          Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participating Associate or, if so indicated on the Election Form, in his or her name jointly or as tenants in common with a member of the Participating Associate's family, with right of survivorship. With the Committee's consent, a Participating Associate may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participating Associate's Investment Sharebuilder Account upon death or (b) transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participating Associate.

          8.5          Rights as a Shareholder. After a Participating Associate's Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participating Employee shall have all of the rights and privileges of a shareholder of the Company with respect to whole shares purchased under the Plan and held in the Investment Sharebuilder Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participating Associate's participation in the Plan, a Participating Associate may withdraw the shares in his or her Investment Sharebuilder Account at regular intervals established by the Committee, which shall be at least once per year.

SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

          9.1          Death. If a Participating Associate dies during an Option Period, no further contributions on behalf of the deceased Participating Associate shall be made. The executor or administrator of the deceased Participating Associate's estate may elect to withdraw the balance in the Participating Associate's Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the deceased Participating Associate's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan. Any whole shares in an Investment Sharebuilder Account will be delivered upon request to the deceased Participating Associate's beneficiary or such other person designated on the Election Form.

          9.2          Retirement or Permanent Disability. If, during an Option Period, a Participating Associate (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participating Associate shall be made. A Retired or Disabled Participating Associate may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participating Associate's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan. Certificates for shares credited to the Participating Associate's Investment Sharebuilder Account will be forwarded to the Participating Associate upon request. If a Retired or Disabled Participating Associate dies during the Option Period of such Participating Associate's Retirement or Permanent Disability and such Participating Associate shall not have notified the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participating Associate's estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

SECTION 10
GENERAL PROVISIONS

          10.1          Rights Not Transferable. Rights under the Plan are not transferable by a Participating Associate other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participating Associate.

          10.2          Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without appropriate approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code.

          10.3          Termination of the Plan. The Plan and all rights of Associates hereunder shall terminate at the earliest of:

          (a)          when all shares of Common Stock reserved under the Plan have been purchased; or

          (b)          at any time, at the discretion of the Committee or the Board.

Notice of termination shall be given to all Participating Associates, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participating Associates and all Common Stock held in the Investment Sharebuilder Accounts of Participating Associates shall promptly be returned to such Participating Associates.

          10.4          Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the state of Michigan and applicable federal law. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participating Associate's participation in the Plan.

          10.5          Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Associate or Participating Associate or to be consideration or inducement for the employment of any Eligible Associate or Participating Associate. The Plan shall not be deemed to give any Participating Associate or Eligible Associate the right to be retained as an Associate or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participating Associate or Eligible Associate at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

          10.6          Effective Dates. Subject to shareholder approval at the 2001 Annual Meeting of Shareholders, the first Option Period under the Plan shall commence on October 1, 2001 and end on December 31, 2001. If the Company's shareholders do not approve the Plan at the 2001 Annual Meeting of Shareholders, the Plan shall terminate.

          10.7          Investment Intent. The Committee may require a Participating Associate to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

          10.8          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.